Exhibit 99(c)(9)
Project K-2
Valuation analysis
March 10, 2006
Deutsche Bank Securities Inc., a subsidiary of Deutsche Bank AG, conducts investment banking and securities activities in the United States.

Wall Street estimates
($ in millions, except per share data)

	EPS estimates

Analyst	Firm	2006	2007

Joe Greff	Bear, Stearns	$2.11	$3.21
Larry Klatzkin	Jefferies & Co.	$2.61	$2.63
Bill Schmitt	CIBC	$2.80	$3.90
Steve Kent	Goldman Sachs	$2.82	$3.52
Marc Falcone	Deutsche Bank	$3.40	NA

	Mean research estimate	$2.59	$3.32
	K-2 management Upside Case	$2.78	$2.73

Paradise Island EBITDA estimates

Analyst	Firm	2006	2007

Joe Greff	Bear, Stearns	$206.8	$278.0
Bill Schmitt	CIBC	$193.0	$247.2

	K-2 management Upside Case	$191.4	$230.6

Note:	As of March 10, 2006

Stock performance comparison
2-year
Stock performance comparison (2-year)

(a)	Group 1 includes MGM and HET

(b)	Group 2 includes HLT, MI, HOT and FS

Stock performance comparison
3-year
Stock performance comparison (3-year)

(a)	Group 1 includes MGM and HET

(b)	Group 2 includes HLT, MI, HOT and FS

Stock performance comparison
5-year
Stock performance comparison (5-year)

(a)	Group 1 includes MGM and HET

(b)	Group 2 includes HLT, MI, HOT and FS

Differences in key assumptions
▪	Financing/transaction assumptions
–	higher transaction costs

–	ratio of debt to equity

–	committed cost of debt – 9.40% vs. 7.50%
▪	Operating assumptions
–	cost synergies of $5 million

–	10% upside on Atlantis EBITDA in 2006
–	continued growth of inflated Atlantis EBITDA
▪	Multiple assumptions
–	multiple range reflects overall prospects for business
–	Paradise Island land value

–	franchise value
–	application of terminal multiple to Mohegan Sun earnings

–	discount rate assumptions
▪	Risk factors considered
–	final project costs for Phase III and the Palm

–	CondoTel and related financing

–	Morocco

Leveraged buyout analysis
Assumptions
▪	4.5 year hold period (acquire as of 6/30/06; sell as of 12/31/10)

▪	No cost synergies

▪	Sponsor IRR threshold range of 18.0% — 20.0%

▪	9.40% cost of committed debt

▪	No minimum equity constraint
–	debt financing ranges from 70.5% to 86.7% debt / total capitalization
▪	10.0% promote

▪	Exit EV/EBITDA range of 11.0 — 13.0x on 2010E EBITDA
–	plus recurring equity earnings
▪	Mohegan Sun excluded from 2010E EBITDA and valued based on discounted cash flows from 2011 – 2014
–	$162.3MM
▪	$76MM value of Reethi Rah Note

▪	$40MM value of Resorts AC Note

▪	$146MM of transaction fees, including bond breakage costs and stamp duty (does not include convertible costs)
Equity value per share
Base Case

	Exit EV/EBITDA multiple
IRR	11.0x	12.0x	13.0x
18.0%	$48.85	$52.30	$55.85
20.0%	48.10	51.30	54.60
Upside Case

	Exit EV/EBITDA multiple
IRR	11.0x	12.0x	13.0x
18.0%	$55.80	$59.60	$63.30
20.0%	54.55	58.20	61.60

Discounted cash flow
Assumptions

■	4.5 year hold period (acquire as of 6/30/06; sell as of 12/31/10)

■	No cost synergies

■	Terminal Value based on 11.0 — 13.0x recurring 2010E EBITDA

– plus recurring equity earnings

■	Mohegan Sun excluded from 2010E EBITDA and valued based on discounted cash flows from 2011 – 2014

– $162.3MM

■	2010 valuation for certain non-EBITDA producing assets added to terminal value and discounted back

– Reethi Rah Note

– Resorts AC Note

– Mohegan Sun – NPV of remaining life

■	Assumes net debt of $662MM, 36.7MM of basic shares outstanding, 2.6MM options at an average exercise price of $37.41 and the dilutive effect of the 2.375% convertible bond
Equity value per share

Base Case

	Exit EBITDA multiple
WACC	11.0x	12.0x	13.0x
9.5%	$55.54	$60.80	$65.82
10.5%	52.58	57.88	62.73
11.5%	49.76	54.85	59.79

Upside Case

	Exit EBITDA multiple
WACC	11.0x	12.0x	13.0x
9.5%	$64.92	$70.52	$76.12
10.5%	61.91	67.29	72.66
11.5%	59.04	64.21	69.37

Precedent transactions
Selected lodging transactions

				TEV / LTM		TEV / FY+1
Date announced	Target	Acquirer	Size ($MM)	EBITDA		EBITDA
Feb-06	MeriStar Hospitality Corp	Blackstone Group	$2,519	13.5	x	12.8	x
Jan-06 (a)	Fairmont Hotels & Resorts	Colony Capital / Kingdom Hotels	3,900	NA		15.8	x
Dec-05	Hilton PLC	Hilton Hotels Corporation	5,710	NA		11.3	x
Nov-05	Starwood portfolio	Host Marriott	4,040	12.6	x	11.2	x
Nov-05	LaQuinta	Blackstone Group	3,400	14.2	x	12.6	x
Jun-05 (a)	Wyndham International	Blackstone Group	3,240	NA		12.6	x
Oct-04 (a)	Boca Resorts	Blackstone Group	1,184	NA		11.8	x
Feb-04 (a)	KSL Recreation Corp	CNL Hospitality	2,160	NA		13.1	x
Apr-98	Blackstone portfolio	Host Marriott	1,730	NA		10.5	x
Mar-98	Bristol Hotel Co.	FelCor Suite Hotels	1,879	13.2	x	10.5	x
Feb-98	Inter-Continental	Bass PLC	2,900	16.4	x	14.6	x
			Median	13.5	x	12.6x
			Mean	14.0	x	12.4x
Selected gaming transactions

				TEV / FY+1
Date announced	Target	Acquirer	Size ($MM)	EBITDA
Nov-04	Argosy Gaming	Penn National Gaming	$2,200	8.5	x
Sep-04	Harrah’s / Caesars 4 assets	Colony Capital	1,239	8.2	x
Jul-04 (a)	Caesars Entertainment	Harrah’s Entertainment	9,440	8.5	x
Jun-04 (a)	Mandalay Resort Group	MGM Mirage	7,750	9.5	x
Feb-04	Coast Casinos	Boyd Gaming	1,280	7.4	x
Mar-00	Mirage Resorts	MGM Grand	6,400	9.6	x
Apr-99	Caesars World	Park Place Entertainment	3,000	7.5	x
			Median	8.5	x
			Mean	8.5	x

Source: Company filings; press releases
(a) Per JP Morgan analysis dated March 8, 2006

Purchase price multiple analysis
Base case
($ in millions, except per share data)

Current price		$68.80		As of 3/9/06
Share price		$63.00		$65.00		$67.00		$69.00		$71.00		$73.00
Premium		(8.4%)		(5.5%)		(2.6%)		0.3%		3.2%		6.1%
Diluted shares		38.1		38.2		38.4		38.5		38.7		38.8

Equity value		$2,398.6		$2,485.2		$2,571.8		$2,658.4		$2,745.0		$2,831.6
Plus: Net debt at 6/30/06		$662.0		$662.0		$662.0		$662.0		$662.0		$662.0

Enterprise value		$3,060.6		$3,147.2		$3,233.8		$3,320.4		$3,407.0		$3,493.6
	EBITDA
EV/LTM 6/30/06	$208.1	14.7	x	15.1	x	15.5	x	16.0	x	16.4	x	16.8	x

Plus: Net debt at 12/31/07		$943.0		$943.0		$943.0		$943.0		$943.0		$943.0

Enterprise value		$3,341.6		$3,428.2		$3,514.8		$3,601.4		$3,688.0		$3,774.6
	EBITDA
EV/2007E	$255.6	13.1	x	13.4	x	13.8	x	14.1	x	14.4	x	14.8	x

Plus: Net debt at 12/31/08		$775.0		$775.0		$775.0		$775.0		$775.0		$775.0

Enterprise value		$3,173.6		$3,260.2		$3,346.8		$3,433.4		$3,520.0		$3,606.6
	EBITDA
EV/2008E	$307.1	10.3	x	10.6	x	10.9	x	11.2	x	11.5	x	11.7	x

Note:	EBITDA includes recurring equity earnings and excludes stock based compensation. Excludes transaction costs of approximately $5 per share

Purchase price multiple analysis
Upside case
($ in millions, except per share data)

Current price		$68.80		As of 3/9/06
Share price		$63.00		$65.00		$67.00		$69.00		$71.00		$73.00
Premium		(8.4%)		(5.5%)		(2.6%)		0.3%		3.2%		6.1%
Diluted shares		38.1		38.2		38.4		38.5		38.7		38.8

Equity value		$2,398.6		$2,485.2		$2,571.8		$2,658.4		$2,745.0		$2,831.6
Plus: Net debt at 6/30/06		$662.0		$662.0		$662.0		$662.0		$662.0		$662.0

Enterprise value		$3,060.6		$3,147.2		$3,233.8		$3,320.4		$3,407.0		$3,493.6
	EBITDA
EV/LTM 6/30/06	$206.4	14.8	x	15.3	x	15.7	x	16.1	x	16.5	x	16.9	x

Plus: Net debt at 12/31/07		$1,002.9		$1,002.9		$1,002.9		$1,002.9		$1,002.9		$1,002.9

Enterprise value		$3,401.5		$3,488.1		$3,574.7		$3,661.3		$3,747.9		$3,834.5
	EBITDA
EV/2007E	$253.1	13.4	x	13.8	x	14.1	x	14.5	x	14.8	x	15.1	x

Plus: Net debt at 12/31/08		$747.8		$747.8		$747.8		$747.8		$747.8		$747.8

Enterprise value		$3,146.4		$3,233.0		$3,319.6		$3,406.2		$3,492.8		$3,579.4
	EBITDA
EV/2008E	$331.9	9.5	x	9.7	x	10.0	x	10.3	x	10.5	x	10.8	x

Note:	EBITDA includes recurring equity earnings and excludes stock based compensation. Excludes transaction costs of approximately $5 per share